Exhibit 99.1

Natera Reports Second Quarter 2025 Financial Results

AUSTIN, Texas, August 7, 2025 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA and precision medicine, today reported its financial results for the second quarter ended June 30, 2025.

Recent Financial Highlights

•	Generated total revenues of $546.6 million in the second quarter of 2025, compared to $413.4 million in the second quarter of 2024, an increase of 32.2%. Product revenues grew 32.3% over the same period.
•	Generated a gross margin of 63.4% in the second quarter of 2025, compared to a gross margin of 58.8% in the second quarter of 2024.
•	Processed approximately 853,100 tests in the second quarter of 2025, compared to approximately 760,300 tests in the second quarter of 2024, an increase of 12.2%.
•	Performed approximately 188,800 oncology tests in the second quarter of 2025, compared to approximately 125,400 in the second quarter of 2024, an increase of 50.6%.
•	Achieved positive cash flow of approximately $24.3 million[1] in the second quarter of 2025.
•	Raising 2025 annual revenue outlook by $80 million at the midpoint, from $1.94 billion - $2.02 billion to $2.02 billion - $2.10 billion, while maintaining current outlook for operating expenses.

“We delivered outstanding results in the second quarter, with record Signatera growth and continued strength across our women’s health and organ health product lines,” said Steve Chapman, chief executive officer of Natera. “We’re raising our outlook for the year and advancing a robust pipeline of data and innovation to help even more patients in the future.”

Second Quarter Ended June 30, 2025 Financial Results

Total revenues were $546.6 million in the second quarter of 2025 compared to $413.4 million in the second quarter of 2024, an increase of 32.2%. The increase in total revenues was driven primarily by a 32.3% increase in product revenues, which were $544.4 million in the second quarter of 2025 compared to $411.4 million in the second quarter of 2024. The increase in product revenues was primarily driven by an increase in volume and average selling price improvements, as well as cash receipts that were collected during the quarter in excess of initial revenue estimates for tests delivered in prior quarters.

Natera processed approximately 853,100 tests in the second quarter of 2025, including approximately 839,300 tests accessioned in its laboratory, compared to approximately 760,300 tests processed, including approximately 744,000 tests accessioned in its laboratory, in the second quarter of 2024, an increase of 12.2% from the prior period.

In the second quarter of 2025, Natera recognized revenue on approximately 812,900 tests for which results were reported to customers in the period (tests reported), including approximately 799,900 tests reported from its laboratory, compared to approximately 725,200 tests reported, including approximately 709,800 tests reported from its laboratory, in the second quarter of 2024, an increase of 12.1% from the prior period.

Gross profit2 for the three months ended June 30, 2025 and 2024 was $346.6 million and $243.2 million, respectively, representing a gross margin of 63.4% and 58.8%, respectively. Natera had higher gross margin in the second quarter of 2025 primarily as a result of higher revenues, continued progress in reducing cost of revenues associated with tests processed, as well as incremental cash receipts during the quarter in excess of initial revenue estimates for tests delivered in the prior period. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2025 were $457.0 million, compared to $287.1 million in the same period of the prior year, an increase of 59.2%. The increase was primarily driven by salary and related compensation expenditures, including stock-based compensation expense, to support new product offerings as well as increases in accruals for legal matters.

Loss from operations for the second quarter of 2025 was $110.4 million compared to $43.9 million for the same period of the prior year.

Natera reported a net loss for the second quarter of 2025 of $100.9 million, or ($0.74) per diluted share, compared to a net loss of $37.5 million, or ($0.30) per diluted share, for the same period in 2024. The net loss for the second quarter of 2025 of ($0.74) per diluted share was affected by legal accruals of approximately $19.8 million and a stock-based compensation expense change in estimate of approximately $9.2 million, which contributed to a net loss of approximately ($0.21) per diluted share. Weighted average shares outstanding were approximately 136.4 million in the second quarter of 2025 compared to 122.9 million in the second quarter of the prior year.

At June 30, 2025, Natera held approximately $1,016.0 million in cash, cash equivalents, short-term investments and restricted cash, compared to $968.3 million as of December 31, 2024. As of June 30, 2025, Natera had a total outstanding debt balance of $80.3 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps.

Financial Outlook

Natera anticipates 2025 total revenue of $2.02 billion to $2.10 billion; 2025 gross margin to be approximately 61% to 64% of revenues; selling, general and administrative costs to be approximately $0.975 billion to $1.05 billion; research and development costs to be $550 million to $590 million; and net cash inflow to be positive3.

Test Volume Summary
Unit	Q2 2025	Q2 2024	Definition
Tests processed	853,100	760,300	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	839,300	744,000	Test accessioned in our laboratory
Tests reported	812,900	725,200	Total tests reported
Tests reported in our laboratory	799,900	709,800	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA and genetic testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 300 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera’s Second Quarter 2025 Financial Results Conference Call
Date:	Thursday, August 7, 2025
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-888-770-7321 (Domestic) 1-929-201-7107 (International)
Conference ID:	7684785
Webcast Link:	https://events.q4inc.com/attendee/169947359

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding its market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and its strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; our products may not perform as expected; the results of our clinical studies may not support the use and reimbursement of our tests, particularly for microdeletions screening, and may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays complying with governmental regulations, including recently enacted FDA regulations regarding LDTs; litigation and other regulatory or governmental proceedings, related to our intellectual property or the commercialization of our tests, are costly, time- consuming, could result in our obligation to pay material judgments or incur material settlement costs, and could limit our ability to commercialize our tests; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.

We discuss these and other risks and uncertainties in greater detail in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, you should not place undue reliance on our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

References

1.	Positive cash flow for the quarter ended June 30, 2025, is derived from the GAAP Statement of Cash Flows as follows: net cash provided by operating activities of $37.6 million, net cash provided by financing activities of $12.6 million, offset by net cash used in investing activities for purchases of property and equipment of $25.9 million.

2.	Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.
3.	Cash (outflow) inflow is calculated as the sum of GAAP net cash provided by (used in) operating activities, GAAP net cash provided by (used in) financing activities, and GAAP net cash provided by (used in) investing activities for purchases of property and equipment.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., investor@natera.com

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

		December 31,
	June 30,	2024
	2025	(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$1,000,021	$945,587
Short-term investments	15,975	22,689
Accounts receivable, net of allowance of $7,823 and $7,259 at June 30, 2025 and December 31, 2024, respectively	309,224	314,165
Inventory	54,272	44,744
Prepaid expenses and other current assets, net	52,104	48,635
Total current assets	$1,431,596	$1,375,820
Property and equipment, net	189,224	162,046
Operating lease right-of-use assets	95,128	86,149
Other assets	41,118	36,720
Total assets	$1,757,066	$1,660,735
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,879	$34,922
Accrued compensation	55,025	62,114
Other accrued liabilities	191,034	146,893
Deferred revenue, current portion	21,560	19,754
Short-term debt financing	80,338	80,362
Total current liabilities	$384,836	$344,045
Deferred revenue, long-term portion and other liabilities	23,307	24,682
Operating lease liabilities, long-term portion	102,741	96,588
Total liabilities	$510,884	$465,315

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	$14	$12
Additional paid-in capital	3,982,191	3,763,614
Accumulated deficit	(2,735,736)	(2,567,862)
Accumulated other comprehensive loss	(287)	(344)
Total stockholders’ equity	$1,246,182	$1,195,420
Total liabilities and stockholders’ equity	$1,757,066	$1,660,735

(1)	The consolidated balance sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(2)	As of June 30, 2025 and December 31, 2024, there were approximately 136,757,000 and 132,646,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Product revenues	$544,427	$411,364	$1,044,463	$776,036
Licensing and other revenues	2,173	1,987	3,968	5,056
Total revenues	$546,600	$413,351	$1,048,431	$781,092
Cost and expenses
Cost of product revenues	$199,531	$169,850	$384,143	$328,683
Cost of licensing and other revenues	465	329	917	636
Research and development	146,427	89,109	275,504	177,746
Selling, general and administrative	310,549	197,965	577,414	392,243
Total cost and expenses	$656,972	$457,253	$1,237,978	$899,308
Loss from operations	$(110,372)	$(43,902)	$(189,547)	$(118,216)
Interest expense	(1,029)	(3,127)	(2,034)	(6,251)
Interest and other income, net	10,738	10,457	24,155	20,724
Loss before income taxes	$(100,663)	$(36,572)	$(167,426)	$(103,743)
Income tax expense	(275)	(892)	(448)	(1,320)
Net loss	$(100,938)	$(37,464)	$(167,874)	$(105,063)
Unrealized (loss) gain on available-for-sale securities, net of tax	(90)	834	57	1,727
Comprehensive loss	$(101,028)	$(36,630)	$(167,817)	$(103,336)

Net loss per share:
Basic and diluted	$(0.74)	$(0.30)	$(1.24)	$(0.86)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	136,388	122,853	135,632	121,834